Exhibit 99.1

FOR RELEASE October 22, 2012

StanCorp Financial Group, Inc. Reports Third Quarter 2012 Earnings

PORTLAND, Ore. — October 22, 2012 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the third quarter of 2012 of $44.9 million, or $1.01 per diluted share, compared to net income for the third quarter of 2011 of $47.0 million, or $1.05 per diluted share. After-tax net capital losses were $1.7 million for the third quarter of 2012, compared to after-tax net capital gains of $4.8 million for the third quarter of 2011.

Net income excluding after-tax net capital gains and losses was $1.05 per diluted share for the third quarter of 2012, compared to $0.94 per diluted share for the third quarter of 2011 (see discussion of non-GAAP financial measures below). The increase in net income excluding after-tax net capital gains and losses for the third quarter of 2012 was primarily due to more favorable claims experience in the group insurance business, lower operating expenses and an increase in net investment income in the Company’s Asset Management segment (see discussion of business segments below).

“We are pleased with our third quarter financial results, which included a significant improvement in our group insurance benefit ratio compared to the second quarter and continued strong earnings in our Asset Management segment,” said Greg Ness, chairman, president and chief executive officer. “We are making progress on our pricing actions to address the effects of the elevated group long term disability claims incidence and historically low interest rates in this challenging economic environment.”

Year-to-Date

Net income for the first nine months of 2012 was $100.1 million, or $2.26 per diluted share, compared to net income of $98.1 million, or $2.17 per diluted share for the first nine months of 2011. After-tax net capital losses were $4.3 million for the first nine months of 2012, compared to after-tax net capital losses of $5.2 million for the first nine months of 2011.

Net income excluding after-tax net capital losses for the first nine months of 2012 was $2.35 per diluted share, compared to $2.28 per diluted share for the first nine months of 2011.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $62.4 million for the third quarter of 2012, compared to $65.0 million for the third quarter of 2011. The decrease in income before income taxes for the third quarter of 2012 was primarily due to lower group insurance premiums and less favorable claims experience in the individual disability business, partially offset by more favorable claims experience in the group insurance business. In addition, commercial mortgage loan prepayment fee revenues and bond call premiums added $4.9 million of income before income taxes for the third quarter of 2012, compared to $1.5 million for the third quarter of 2011.

Premiums for the Insurance Services segment decreased 2.0% to $527.5 million for the third quarter of 2012, compared to $538.3 million for the third quarter of 2011. Group insurance premiums for the third quarter of 2012 were $483.1 million, a 2.2% decrease compared to the third quarter of 2011. The decrease was primarily due to lower group insurance sales for the first nine months of 2012 and higher experience rated refunds (“ERRs”).

Sales for the group insurance businesses, reported as annualized new premiums, were $20.5 million and $63.7 million for the third quarters of 2012 and 2011, respectively. The decrease in group insurance sales was primarily due to pricing competition.

ERRs decreased group insurance premiums by $6.5 million and $4.0 million for the third quarters of 2012 and 2011, respectively. Excluding ERRs, group insurance premiums decreased 1.7% for the third quarter of 2012 compared to the third quarter of 2011. ERRs represent a cost sharing arrangement with certain group contract holders that provides refunds when claims experience is more favorable than contractual benchmarks, and provides for additional premiums to be paid when claims experience is less favorable than contractual benchmarks. ERRs can fluctuate widely from quarter to quarter depending on the underlying experience of the specific contracts.

Premiums for individual disability insurance for the third quarter of 2012 were $44.4 million, compared to $44.2 million for the third quarter of 2011.

The discount rate used for newly established long term disability claim reserves was 4.00% for the third quarter of 2012, compared to 5.00% for the third quarter of 2011. The 100 basis point decrease in the discount rate resulted in a corresponding decrease in quarterly pre-tax income of $7.2 million. The lower discount rate for the third quarter of 2012 compared to the third quarter of 2011 was primarily the result of the continued low interest rate environment. A 25 basis point increase or decrease in the discount rate currently results in a corresponding increase or decrease in quarterly pre-tax income of $1.8 million.

The benefit ratio for group insurance products, measured as benefits to policyholders and interest credited as a percentage of premiums, was 79.7% for the third quarter of 2012, compared to 80.7% for the third quarter of 2011. The decrease in the group insurance benefit ratio for the third quarter of 2012 was primarily due to more favorable claim recoveries and an improvement in claims incidence in the group long term disability insurance business, partially offset by the 100 basis point decrease in the discount rate. While claims incidence improved for the third quarter of 2012 compared to the third quarter of 2011, it remains elevated compared to historical levels. The Company expects the benefit ratio to remain elevated due to the economy and the effects of the continued low interest rates putting pressure on the discount rate used for newly established long term disability claim reserves. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 75.7% for the third quarter of 2012, compared to 66.3% for the third quarter of 2011. Due to the relatively small size of the individual disability insurance block of business, the benefit ratio for this business will generally fluctuate more than the benefit ratio for the group insurance business.

Asset Management

The Asset Management segment reported income before income taxes of $17.5 million for the third quarter of 2012, compared to $12.3 million for the third quarter of 2011. The increase in income before income taxes was primarily due to higher net investment income from commercial mortgage loan prepayment fee revenues and bond call premiums for the third quarter of 2012. Commercial mortgage loan prepayment fee revenues and bond call premiums added $2.5 million of income before income taxes for the third quarter of 2012, compared to $1.2 million for the third quarter of 2011. Income before income taxes for the third quarter of 2011 was also lower by approximately $2 million due to the impact of lower interest rates on the hedges used for the Company’s equity-indexed annuity product.

Assets under administration for the Asset Management segment, which includes retirement plans, individual fixed annuities, private client wealth management and commercial mortgage loans managed for third-party investors, increased 7.4% to $21.65 billion at September 30, 2012, compared to $20.17 billion at September 30, 2011, primarily reflecting higher equity values for retirement plan assets under administration.

StanCorp Mortgage Investors originated $347.3 million and $271.7 million of commercial mortgage loans for the third quarters of 2012 and 2011, respectively. The increase in originations for the third quarter of 2012 was the result of increased activity in the commercial real estate market.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses related to the impairment or the disposition of the Company’s invested assets and adjustments made in consolidation. The Other category reported a loss before income taxes of $18.6 million for the third quarter of 2012, compared to a loss before income taxes of $11.3 million for the third quarter of 2011.

Net capital losses for the third quarter of 2012 were $2.6 million, compared to net capital gains of $7.7 million for the third quarter of 2011. Net capital gains for the third quarter of 2011 were primarily related to sales of real estate investment properties, partially offset by the third quarter provision to the commercial mortgage loan loss allowance and impairments of properties acquired in satisfaction of debt through foreclosure or the acceptance of deeds in lieu of foreclosure on commercial mortgage loans.

Operating expenses in the Other category for the third quarter of 2011 included $4.8 million in project costs for information technology service changes, which did not recur in 2012.

On August 10, 2012, the Company issued $250 million of 5.00%, 10-year senior notes. On September 28, 2012, the Company used the net proceeds from the issuance to repay the Company’s $250 million of 6.875%, 10-year senior notes due October 1, 2012. The overlap of the outstanding senior notes resulted in an increase in interest expense in the Other category for the third quarter of 2012 of approximately $2 million compared to the third quarter of 2011.

Fixed Maturity Securities and Commercial Mortgage Loans

At September 30, 2012, the Company’s investment portfolio consisted of 56.7% fixed maturity securities, 41.0% commercial mortgage loans, and 2.3% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at September 30, 2012.

At September 30, 2012, commercial mortgage loans in the Company’s investment portfolio totaled $5.15 billion on more than 6,260 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was approximately $0.8 million. Commercial mortgage loans more than 60 days delinquent were 0.30% and 0.43% of the portfolio balance at September 30, 2012 and 2011, respectively.

Capital and Book Value

The Company’s available capital increased $120 million to approximately $330 million at September 30, 2012 compared to June 30, 2012. The increase in available capital was primarily due to additional reinsurance on our group life business and income from insurance subsidiaries. Available capital includes capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio (“RBC”) of 300% and cash and capital at the holding company and non-insurance subsidiaries. The Company reported available capital after subtracting an allocation for expected annual interest and shareholder dividends.

The Company’s book value per share grew 7.8% from $45.53 at September 30, 2011, to $49.08 at September 30, 2012. The Company’s book value per share excluding accumulated other comprehensive income (“AOCI”) grew 5.8% from $39.66 at September 30, 2011, to $41.98 at September 30, 2012.

Shares Outstanding

The Company did not repurchase any shares during the third quarter of 2012. At September 30, 2012, the Company had 2.7 million shares remaining under its repurchase authorization, which expires December 31, 2012. Diluted weighted-average shares outstanding for the third quarters of 2012 and 2011 were 44,238,372 and 44,577,667, respectively.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on average equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data.

Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, origination and servicing of fixed-rate commercial mortgage loans, and investment advice. For more information about StanCorp Financial Group, Inc., visit its investor website at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on October 23, 2012, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s third quarter results.

To listen to the live webcast of this conference call, visit www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through December 14, 2012.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (877) 660-6853 or (201) 612-7415 and entering the conference identification number 400487. The replay will be available through October 26, 2012.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See StanCorp’s 2011 Form 10-K, as modified by the Current Report on Form 8-K dated July 18, 2012, and the second quarter 2012 report on Form 10-Q filed with the Securities and Exchange Commission for a description of the types of risks and uncertainties that may affect actual results.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective utilization of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios.

•	Integration and performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level including changes in income tax rates and regulations or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower type, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Concentration of commercial mortgage loan assets by borrower.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions - except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Premiums:
Insurance Services	$527.5	$538.3	$1,625.1	$1,604.4
Asset Management	1.2	1.5	5.0	6.2

Total premiums	528.7	539.8	1,630.1	1,610.6

Administrative fees:
Insurance Services	3.1	3.0	10.4	8.6
Asset Management	29.2	29.7	89.1	91.2
Other	(4.5)	(4.2)	(13.3)	(12.4)

Total administrative fees	27.8	28.5	86.2	87.4

Net investment income:
Insurance Services	86.0	85.8	254.2	255.6
Asset Management	72.3	59.0	210.0	193.5
Other	1.5	2.5	6.7	7.8

Total net investment income	159.8	147.3	470.9	456.9

Net capital (losses) gains:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.7)	(0.3)	(3.2)	(1.7)
All other net capital (losses) gains	(1.9)	8.0	(3.6)	(6.2)

Total net capital (losses) gains	(2.6)	7.7	(6.8)	(7.9)

Total revenues	713.7	723.3	2,180.4	2,147.0

Benefits and expenses:
Benefits to policyholders	422.4	432.2	1,348.3	1,324.7
Interest credited	43.9	36.7	130.3	117.1
Operating expenses	115.3	120.7	355.9	357.1
Commissions and bonuses	49.6	53.1	156.3	166.1
Premium taxes	9.1	9.1	28.6	27.4
Interest expense	11.8	9.7	31.3	29.2
Net decrease (increase) in deferred acquisition costs, value of business acquired and other intangible assets	0.3	(4.2)	(1.9)	(14.6)

Total benefits and expenses	652.4	657.3	2,048.8	2,007.0

Income (loss) before income taxes:
Insurance Services	62.4	65.0	131.8	147.9
Asset Management	17.5	12.3	47.7	47.3
Other	(18.6)	(11.3)	(47.9)	(55.2)

Total income before income taxes	61.3	66.0	131.6	140.0
Income taxes	16.4	19.0	31.5	41.9

Net income	$44.9	$47.0	$100.1	$98.1

Net income per common share:
Basic	$1.02	$1.06	$2.26	$2.18
Diluted	1.01	1.05	2.26	2.17
Weighted-average common shares outstanding:
Basic	44,197,164	44,521,757	44,263,445	45,102,716
Diluted	44,238,372	44,577,667	44,349,725	45,256,407

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	September 30, 2012	December 31, 2011
ASSETS
Investments:
Fixed maturity securities — available-for-sale (amortized cost of $6,418.5 and $6,209.9)	$7,120.4	$6,769.5
Commercial mortgage loans, net	5,149.0	4,902.3
Real estate, net	101.5	92.7
Other invested assets	179.7	130.9

Total investments	12,550.6	11,895.4
Cash and cash equivalents	172.4	138.4
Premiums and other receivables	129.0	118.8
Accrued investment income	113.6	111.7
Amounts recoverable from reinsurers	962.2	949.3
Deferred acquisition costs, value of business acquired and other intangible assets, net	344.0	344.9
Goodwill	36.0	36.0
Property and equipment, net	95.1	101.3
Other assets	146.6	113.9
Separate account assets	5,071.8	4,593.5

Total assets	$19,621.3	$18,403.2

LIABILITIES AND SHARE HOLDERS’ EQUITY
Liabilities:
Future policy benefits and claims	$5,821.5	$5,683.6
Other policyholder funds	5,324.5	5,078.1
Deferred tax liabilities, net	152.8	103.0
Short-term debt	1.1	251.2
Long-term debt	551.5	300.9
Other liabilities	527.0	402.5
Separate account liabilities	5,071.8	4,593.5

Total liabilities	17,450.2	16,412.8

Commitments and contingencies
Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 44,239,608 and 44,268,859 shares issued at September 30, 2012 and December 31, 2011, respectively	84.1	82.4
Accumulated other comprehensive income	314.0	235.1
Retained earnings	1,773.0	1,672.9

Total shareholders’ equity	2,171.1	1,990.4

Total liabilities and shareholders’ equity	$19,621.3	$18,403.2

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	69.0%	70.0%	73.0%	72.2%
Individual Disability Insurance	57.6	51.0	48.1	50.5
Insurance Services segment (including interest credited)	67.9	68.3	70.7	70.3
% of total premiums:
Group Insurance (including interest credited)	79.7%	80.7%	84.0%	83.2%
Individual Disability Insurance	75.7	66.3	63.0	66.0
Insurance Services segment (including interest credited)	79.4	79.5	82.3	81.8
Reconciliation of non-GAAP financial measures:
Net income	$44.9	$47.0	$100.1	$98.1
After-tax net capital (losses) gains	(1.7)	4.8	(4.3)	(5.2)

Net income excluding after-tax net capital (losses) gains	$46.6	$42.2	$104.4	$103.3

Net capital (losses) gains	$(2.6)	$7.7	$(6.8)	$(7.9)
Tax (benefit) expense on net capital (losses) gains	(0.9)	2.9	(2.5)	(2.7)

After-tax net capital (losses) gains	$(1.7)	$4.8	$(4.3)	$(5.2)

Diluted earnings per common share:
Net income	$1.01	$1.05	$2.26	$2.17
After-tax net capital (losses) gains	(0.04)	0.11	(0.09)	(0.11)

Net income excluding after-tax net capital (losses) gains	$1.05	$0.94	$2.35	$2.28

Shareholders’ equity			$2,171.1	$2,012.0
Accumulated other comprehensive income			314.0	259.7

Shareholders’ equity excluding accumulated other comprehensive income			$1,857.1	$1,752.3

Net income return on average equity			6.4%	6.5%
Net income return on average equity (excluding accumulated other comprehensive income)			7.4	7.5
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive income)			7.7	7.9
Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes and realized capital gains (losses)	$76.5	$68.1	$149.6	$144.4
Net gain from operations after federal income taxes and before realized capital gains (losses)	51.0	54.9	116.0	98.7

			September 30, 2012	December 31, 2011
Capital and surplus			$1,257.3	$1,193.1
Asset valuation reserve			116.7	107.2